EXHIBIT 99.1

SinglePoint Inc. Anticipates Significant Increases In Solar Energy Projects from Tax Credit Extension and Climate Bill

Passage of Inflation Reduction Act Could Dramatically Improves Solar Project Economics for Homeowners and Commercial Property Owners

PHOENIX, August 9th, 2022 /PRNewswire/ -- SinglePoint, Inc. (OTCQB:SING) ("SinglePoint'' or "the Company''), a solar energy and sustainable solutions provider, announced today that its subsidiary, The Boston Solar Company LLC expects to see substantial increases in residential solar energy projects due to the Inflation Reduction Act which passed on Sunday, August 7th, 2022. The climate change and tax package passed by the Senate on Sunday will provide $370 billion in funding for clean energy, including extending and increasing lucrative tax credits for solar energy, enabling residential homeowners to claim up to 30% of the value of a solar project as a tax credit.

The legislation provides a 30% tax credit for installing residential solar panels until Dec. 31st, 2034. The tax credit would decline to 26% for solar panels put into service after Dec. 31st, 2032, and before Jan. 1st, 2034. Additionally, homeowners installing solar battery systems with at least three kilowatt-hours of capacity qualify for the tax credit. The 30% credit will be retroactive to anyone who installed their system from the beginning of 2022. The tax credit also applies to energy storage, whether it is co-located or installed as standalone energy storage. This enables consumers to retrofit an array of batteries with a wide range of solar infrastructure, significantly increasing immediate revenue opportunities for Singlepoint through its majority-owned subsidiary, Boston Solar.

Wil Ralston, CEO SinglePoint, said. "SinglePoint is capable of exponentially increasing revenue due to this legislation passing. We will benefit from the largest clean energy act passed in the US in ways we haven't even thought of yet. Tax credits for solar projects have always been crucial in a property owner's decision to install solar panels.”

Ralston continued, “In addition to the increase in demand and EV subsidies, the extension of tax credits provides additional benefits for the buyer and increases the potential market for solar energy projects because it increases affordability. Without question, this is huge for green living everywhere.”

CEO and Co-Founder of Boston Solar, Daniel Mello Guimaraes, said, "This legislation provides a clear runway to support solar projects for the next ten years. With our recent acquisition of Ecodaptive and its SunRays program, which enables us to finance solar projects that would otherwise be hard to finance, we are becoming more of a 'one-stop-shop.’ We are excited about the rest of the year and the strong momentum we are carrying into 2023."

James (Jim) Rulfs, recently announced board member at SinglePoint, noted, "Joining the SinglePoint team as a new board member could not have been a more timely decision. I am certain that my business background and relationships can assist SinglePoint in getting to the next level in revenues, income, and closing on more accretive acquisitions."

Corey Lambrecht, President and Chief Financial Officer of SinglePoint, said, "With federal government support in the form of tax credits for solar energy projects and direct federal funding of air purification projects in schools, SinglePoint is poised to benefit from more contracts going forward.”

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About SinglePoint Inc (OTCQB:SING)

SinglePoint Inc. is a renewable energy and sustainable lifestyle company focused on providing environmentally friendly energy efficiencies and healthy living solutions. SinglePoint is initially focused on building the largest network of renewable energy solutions and modernizing the traditional solar and energy storage model. The Company is also expanding into the air purification sector through its subsidiary, BOX Pure Air. Future growth opportunities identified include electric vehicle charging, solar energy as a subscription service, and additional energy efficiencies and appliances that enhance sustainability and a healthier life. For more information, visit the Company's website (www.singlepoint.com) and connect on social media for the latest updates.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential plans and objectives of the Company, the use of proceeds, anticipated growth and future expansion, are forward-looking statements that involve risks and uncertainties.

There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Technical complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Contact:

Tra-Digital IR

Investors@SinglePoint.com

(212) 389 - 9782 ext. 107

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California Schools Have Started Submitting Finalized Purchase Orders for AIRBOX™ Certified HEPA Air Purification Units provided by BOX Pure Air As Part of The California Department of Education ARP EANS II Grant

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NEWS PROVIDED BY

BOX Pure Air

Aug 02, 2022, 13:20 ET

•         As of July 27th schools are allowed to begin receiving sales estimates that will be submitted to the state for purchase orders

•         BOX Pure Air continues to leverage its value-added expertise by assisting California private schools to expedite purchase orders to ensure rapid deployment to improve indoor air quality as students, teachers, and staff return to school

•         $180 million in California was allocated to non-public schools as part of the ARP EANS II grant that can be used to clean and filter indoor air, improving public health

CHARLESTON, S.C., Aug. 2, 2022 /PRNewswire/ -- As part of the national call to action effort to improve indoor air quality for students, teachers, and staff in preparation for the upcoming return to school, California has officially opened the window for non-public schools to begin spending the $180 million in federal funds granted through the ARP EANS II grant. BOX Pure Air is actively and continually working with schools to create a safer indoor environment by facilitating the deployment of AIRBOX™ Certified HEPA Air Purification Units provided by BOX Pure Air in time for the start of the 2022-23 school year.

Box Pure Air Certified HEPA Units

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In a meeting with the California Department of Education (CDE) last week, approved vendors (BOX Pure Air) were directed to begin gathering final sales estimates from individual schools, which the state will turn into purchase orders. When the ARP EANS II grant was announced in April of 2022, schools submitted a survey indicating which allowable expenses they sought to purchase. BOX Pure Air sent proposals to 23 schools last spring, which will be converted into sales and delivered in the following week. The CDE set aside extra funding as a way of assisting schools that have since decided to purchase additional products or services from approved vendors such as Box Pure Air post submission of the initial sales indications from the aggregated survey results. Currently, BOX Pure Air has submitted proposals for just over half of the initial $5 million tranche.

"BOX Pure Air, the State of California and the non-public ("private") schools have been in active communication throughout this process to accelerate the deployment of HEPA indoor air purification units to improve the indoor environment," says BOX Pure Air CEO Ryan Cowell. "The schools are committed and understand the importance of healthy indoor air and our internal staff has continuous communications with individual schools and the state to work through this grant process as rapidly and efficiently as possible. We held webinars with schools, we talked on the phone and via email, and it was encouraging to hear how seriously they took this opportunity," he continued. "I have no doubt in my mind that this EANS II grant will be used strategically by schools, and make a real difference for their students, teachers, staff, and administration. The importance of improving indoor air quality in our nation's schools can no longer be ignored and clean indoor air is an essential need, California is taking a leadership position."

Every year, schools across our nation have a list of improvements and essential needs to complete and address before the start of the school year, including improving indoor air quality to address and remove airborne pathogens in high occupancy or poorly ventilated indoor spaces. Non-public schools in California can also utilize the funds available through the EANS II allocations to protect against the harmful effects of wildfire smoke and other environmental pollutants. The small particles associated with wildfire smoke can cause burning eyes, runny nose, scratchy throat, headaches, and illness (i.e., bronchitis). They can also worsen chronic heart and lung disease (i.e., asthma, emphysema, and COPD.) "Wildfire smoke can irritate the lungs and eyes of everyone, as well as worsen medical conditions, and is particularly harmful to children, older adults, those with lung disease and pregnant individuals." stated Ryan Cowell, CEO BOX Pure Air "When smoke levels are high, it is recommended to stay inside, avoid strenuous activities and use portable air purifiers or HEPA filters when possible."

The McKinney fire raging near the California-Oregon border is the latest wildlife of the season and the biggest one yet. In fact, 9 of the 10 most destructive wildfires in California history have occurred in the past 20 years. While the physical damage done by these fires is easy to see, the long-term effects can be much greater. Wildfire-related healthcare costs in the state of California jumped from $88 million in 2012 to $348 million in 2018. California schools as well as other schools across the Western USA have been utilizing EANS and EANS II funding to proactively invest in improving indoor air purification not only for COVID purposes but also to protect against air pollution caused by wildfires across the state and the country.

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Portable Certified HEPA air purification units are a valuable asset for protecting against the spread of airborne illnesses, improving air quality, combating wildfire smoke, and numerous other harmful pathogens floating around in the air. As a society, we spend 90% of our time indoors on average. The global pandemic has highlighted that healthy indoor air is a fundamental right and can no longer be ignored. That's why BOX Pure Air commends the State of California and the non-public schools utilizing the EANS II funding to provide a healthier, safer environment for their students, teachers, and staff by purchasing portable indoor air quality units. California schools and schools across the country are investing in better indoor air quality. We will be in touch with more schools throughout August and beyond and look forward to delivering schools their units shortly. BOX Pure Air is committed to providing solutions to ensure that every student in every classroom across the nation can benefit from clean, filtered indoor air.

About BOX Pure Air

Box Pure Air a subsidiary of SinglePoint Inc. (OTC:SING) strives to provide the best products to help clean air through the deployment of high-efficiency air purification technologies. Learn more at

www.boxpureair.com

Contact Information

info@boxpureairsolutions.com

843.936.6649

www.boxpureair.com

SOURCE BOX Pure Air

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